Exhibit 99.1

NEXT BRIDGE HYDROCARBONS, INC. ENTERS INTO PARTICIPATION
AGREEMENT TO FUND JOHNSON PROSPECT DRILLING PROGRAM

FORT WORTH, TEXAS – October 13, 2023 – Next Bridge Hydrocarbons, Inc. (“Next Bridge,” “our,” “we,” or the “Company”), a private oil and natural gas exploration and production company with interests in Texas and Oklahoma announced today that, effective October 6, 2023, it entered into and closed the transactions described in twenty-five separate Participation Agreements (the “Participation Agreements”) pursuant to which the investor participants party to such Participant Agreements (each a “Participant” and collectively the “Participants”) collectively funded the cost of drilling, $7,000,000, which will be used to (i) acquire the rights to drill on the Johnson Prospect and (ii) finance the drilling of five (5) vertical wells in the approximately 17,000 acre Johnson Prospect in Hudspeth County, Texas, which is a portion of the Company’s Orogrande Prospect, in connection with the Company’s 2023 drilling program requirements under its University Lands Drilling and Development Unit Agreement. Each Participant will have the right to participate in the drilling of additional wells on the Johnson Prospect in the future, including an additional five (5) vertical wells in locations determined by Hudspeth Operating, LLC, the Company’s wholly-owned subsidiary (“Hudspeth”), in its sole discretion, in 2024.

Each Participation Agreement provides for an initial allocation of the working interests and net revenue interests among each Participant and the Company and then a re-allocation upon payout or payment to such Participant of drilling and completion costs for each well drilled. Following payout, the Company will own 25% of working interest as described below and 18.75% net revenue interest in each well. Hudspeth will be the operator of the Johnson Prospect pursuant to a joint operating agreement (the “Operating Agreement”) entered into in connection with the Participation Agreements. The Participation Agreements and the Operating Agreement require, among other things, that Hudspeth and the Company drill and complete at least five (5) vertical wells by December 31, 2023, unless the term of the Participation Agreement is extended.

The Company reserved a twenty-five percent (25%) back-in interest, which shall automatically revert to the Company following the date that each Participant first recovers 100% of the costs attributable to the drilling and development of the wells in which such Participant has participated. Further, within a specified period following drilling of the initial five (5) wells, pursuant to the Participation Agreement each Participant may elect to transfer and assign all of its interests to the Company in exchange for the issuance of shares of common stock of the Company at a value of $1.20 per share.

Commenting on the transaction, Clifton DuBose, Jr., Next Bridge’s Chief Executive Officer, stated, “We are very pleased with this transaction, which allows us to satisfy our 2023 drilling obligations by assigning only a portion of our 134,000 acres while retaining a 25% back-in interest on the assigned acreage.”

About Next Bridge Hydrocarbons, Inc.

The Company is an independent public reporting energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project consisting of 134,000 contiguous gross acres we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas. In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas, and two minor well interests in Oklahoma. Please visit www.nextbridgehydrocarbons.com for more information.

Next Bridge is a private company insofar as its shares of common stock are not traded on a public stock exchange of any kind. The Company is expected to update its shareholders about certain operational and financial updates related to the Company’s business. To receive timely emails with respect to these corporate developments, please visit www.nextbridgehydrocarbons.com/ and complete the Email Alert/ Investor Form. You may also choose to follow our social media channels at @nbhydrocarbons on Twitter and “Next Bridge Hydrocarbons” on LinkedIn.

Contact:
Dennard Lascar Investor Relations
NextBridge@dennardlascar.com

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